Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202 Noonan Russo Emily Poe 212-845-4266
FOR IMMEDIATE RELEASE
BARRIER THERAPEUTICS ANNOUNCES SECOND QUARTER 2005 FINANCIAL
RESULTS

Princeton, NJ, August 2, 2005 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced its financial results for the second quarter ended June 30, 2005. Net loss for the quarter was $10.8 million which represents a loss of $ .45 per share.
“The second quarter of 2005 has been a challenging one for Barrier,” commented Geert Cauwenbergh, Ph.D., Chairman and Chief Executive Officer. “Following our receipt of a not approvable letter for Zimycan™ in May, we continue constructive discussions with the FDA towards our goal of obtaining U.S. approval for Zimycan as soon as possible. We were obviously disappointed that the results of our Phase 3 non-inferiority trial for Hyphanox™ in vaginal candidiasis failed to meet the primary endpoint of therapeutic cure. However, we are reviewing the data from the trial and are assessing alternative development paths for a subset of the patient population. We continue to execute on all other aspects of our strategy with particular emphasis on the launch of our sales organizations in the U.S. and Canada, the NDA filing for Sebazole and the next stage of clinical trials for Hyphanox in onychomycosis, Liarozole, Rambazole™ and Azoline.”
Second Quarter Financial Results
Total revenue for the quarter was $472,000 as compared to $179,000 for the same period in 2004. Included in this total is $95,000 of net product revenue from the U.S. and Canadian sales of Solagé®, which was acquired in February 2005. Product revenues declined compared to the previous quarter as distributors reduced their inventory of Galderma labeled inventory in anticipation of the first shipments of Barrier labeled product, which are expected in the third quarter. Additional revenue represents income from a research grant from the Belgian government and revenue related to contract payments. Revenue in the second quarter of last year consisted only of revenue from the Company’s research grant.
Total cost of goods sold for the quarter was $103,000. This amount includes cost of finished goods and distribution expenses totaling $15,000, as well as amortization expense related to the product rights for Solagé® of $88,000.
Research and development expenses for the three months ended June 30, 2005 totaled $7.3 million, as compared to $6.6 million for the same period in 2004. Aggregate spending related to the Company’s four late stage product candidates, Zimycan, Sebazole™, Hyphanox and Liarozole,

Barrier Therapeutics Announces Second Quarter 2005 Financial Results

totaled $2.8 million this quarter, as compared to approximately $3.1 million for the same period in 2004. Increases related to the manufacturing of clinical supplies for Liarozole as well as costs related to the completion of the Phase 3 study with Hyphanox in vaginal candidiasis were more than offset by a decline in costs related to Zimycan and Sebazole. During the quarter, development expenses of $1.8 million were incurred for our earlier stage clinical product candidates, which include Rambazole, Azoline, Hivenyl™, and Atopik, as compared to $757,000 in the same period of 2004. Manufacturing and preclinical testing costs for Rambazole accounted for most of the increase. Internal research and development expenses, primarily personnel and related costs, were $2.4 million during the quarter, as compared to $2.1 million in the corresponding period in 2004.
Sales and marketing expenses for the quarter were $2.3 million, consisting primarily of personnel costs, including the initial sales force expenses, as well as marketing and market research expenses related to Solagé® and the now delayed launch of Zimycan. Total sales and marketing expenses of $897,000 were incurred during the second quarter of 2004.
General and administrative expenses increased from $1.8 million in the second quarter of 2004 to $2.4 million in the quarter ended June 30, 2005. Professional fees and other public company related expenses account for most of the increase. As a result of higher average cash balances and higher interest rates, net interest income for the second quarter of 2005 increased to $745,000 from $312,000 in the second quarter of 2004.
Net loss for the second quarter of 2005 was $10.8 million, as compared to a net loss of $8.8 million for the second quarter of 2004. The net loss attributable to common stockholders was $10.8 million, or $0.45 loss per share, for the second quarter of 2005, as compared to $9.9 million, or $0.66 loss per share, for second quarter of 2004, which includes preferred stock accretion of $1.2 million in 2004. On a pro forma basis for the second quarter of 2004, giving effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each had occurred when the preferred stock was issued, pro forma net loss attributable to common stockholders was $0.50 loss per share.
At June 30, 2005, the Company had $100.1 million in cash, cash equivalents and marketable securities, as compared to $89.1 million as of December 31, 2004.
Second Quarter 2005 and Recent Operational Highlights:
•	Acquisition of the Canadian rights to distribute VANIQA® (eflornithine hydrochloride) Cream 13.9% from Shire Pharmaceutical Contracts Limited. VANIQA® is currently the only prescription product approved by Health Canada for slowing the growth of unwanted facial hair in women.

•	Official launch of the Barrier U.S. sales organization consisting of 21 sales associates being led by three Region Managers. The sales force, consisting of 7 Barrier employees and 14 Ventiv employees, is currently marketing Solagé® to dermatologists across the United States. In addition, 2 sales associates have been added to our Canadian organization.

•	Release of data from the Phase 3 non-inferiority trial with Hyphanox, an oral antifungal agent. Hyphanox failed to reach the primary endpoint of therapeutic cure in the treatment of vaginal candidiasis, commonly known as a vaginal yeast infection. The trial was designed to demonstrate

Barrier Therapeutics Announces Second Quarter 2005 Financial Results

that a single dose of Hyphanox, a novel patented formulation of the antifungal itraconazole, is not inferior to a single dose of fluconazole. The study did reach the secondary end point of “clinical efficacy”, and based on this, the Company has triggered the 90 day assessment period for Janssen Pharmaceutica to exercise their pre-negotiated option for this product.

•	Announcement that the U.S. Food & Drug Administration (FDA) issued a not approvable letter dated May 24, 2005 for the NDA for Zimycan (0.25% miconazole nitrate, 15% zinc oxide, and 81.35% white petrolatum ointment) for the treatment of diaper dermatitis complicated by candidiasis. The FDA action is based on a single deficiency — insufficient information to characterize the systemic exposure to miconazole in infants. The Company is currently in discussions with the FDA concerning paths to address the deficiency cited in the regulatory action.

•	Completion of the six month treatment period for over 400 patients in the long term safety study for Sebazole in the treatment of seborrheic dermatitis. This data will be included in the NDA filing which is expected prior to the end of September 2005.

•	Appointment of Ms. Carol Raphael to the board of directors, effective August 1, 2005. Ms. Raphael replaced Andrew N. Schiff, M.D., Managing Director, Perseus-Soros Management, LLC, who served as a director of Barrier Therapeutics since May 2002. Ms. Raphael currently serves as the President and Chief Executive Officer of the Visiting Nurse Service of New York, the largest nonprofit home health care organization in the U.S.
Conference Call & Webcast Information
Barrier’s senior management will host a conference call tomorrow, Wednesday, August 3, 2005 at 8:30 a.m. New York time, to review 2005 second quarter financial results and provide a Company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-800-821-1449 (in the United States) or 1-973-409-9261 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 6315416. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and recently obtained the Canadian distribution rights for Vaniqa® (eflornithine hydrochloride) Cream 13.9% for slowing the growth of unwanted facial hair in women. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is under FDA review, and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.

Barrier Therapeutics Announces Second Quarter 2005 Financial Results

Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing of regulatory action for Zimycan, the timing of shipping Barrier labeled Solagé® inventory and the timing for making regulatory filings for Sebazole. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the decisions of regulatory authorities, our ability to execute our clinical and commercial strategy, the results of our clinical trials, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally, and due to Barrier’s further analysis of clinical results and strategic decisions regarding its pipeline. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Quarterly Report on Form 10Q, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
(Financial Tables to Follow)

Barrier Therapeutics Announces Second Quarter 2005 Financial Results

Barrier Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(All amounts in thousands, except share and per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Net product revenue	$95	$—	$305	$—
Contract revenue	151		371
Grant revenue	226	179	449	359

Total Revenues	472	179	1,125	359
Costs and expenses:
Cost of goods sold	103		185
Research and development	7,306	6,564	16,791	12,094
Sales and marketing	2,259	897	4,041	1,641
General and administrative	2,358	1,786	4,411	3,381

Total costs and expenses	12,026	9,247	25,428	17,116

Loss from operations	(11,554)	(9,068)	(24,303)	(16,757)
Interest income, net	745	312	1,337	477

Net loss	(10,809)	(8,756)	(22,966)	(16,280)
Preferred stock accretion	—	(1,174)	—	(4,592)

Net loss attributable to common stockholders	$(10,809)	$(9,930)	$(22,966)	$(20,872)

Basic and diluted net loss attributable to common stockholders per share	$(0.45)	$(0.66)	$(0.98)	$(2.69)
Weighted average shares outstanding — basic and diluted	23,839,701	15,043,544	23,323,399	7,763,643
Pro forma basic and diluted net loss attributable to common stockholders per share	$(0.45)	$(0.50)	$(0.98)	$(1.15)
Pro forma weighted average shares outstanding — basic and diluted	23,839,701	19,954,589	23,323,399	18,199,615
Certain amounts have been reclassified to conform to the current period presentation.
The pro forma net loss per share attributable to common stockholders gives effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each occurred when the preferred stock was issued.

Barrier Therapeutics Announces Second Quarter 2005 Financial Results

Barrier Therapeutics, Inc.
Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)
Cash and cash equivalents	$25,216	$11,908
Marketable securities	$74,895	$77,174
Total assets	$106,834	$92,784
Current liabilities	$8,223	$8,771
Total liabilities and stockholders equity	$106,834	$92,784

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